EXHIBIT 99.1



[R
R NABISCO LOGO]                                                NEWS RELEASE



CONTACT:  Carol Makovich
          (212) 258-5785


                       R
R NABISCO ELECTS GOLDSTONE CEO;
                        HARPER TO CONTINUE AS CHAIRMAN


NEW YORK, NEW YORK -- December 5, 1995 -- R
R Nabisco Holdings Corp. today
announced that Steven F. Goldstone, the company's president, was elected chief executive officer and a director of the company at its regular board meeting this morning. The company said that Charles M. Harper, its former chief executive officer, will continue in his role of chairman of the board at both R
R Nabisco and at Nabisco Holdings Corp., the food company in which R
R Nabisco has 80.5 percent ownership. The changes in the two men's positions are effective immediately.

         The company said that Mr. Harper recommended that the board make the management changes as a result of "compelling personal circumstances" that have developed recently in Mr. Harper's family.

         Mr. Goldstone, 49, was named president of R
R Nabisco and a member
of the company's office of the chairman in October 1995. He joined the company as general counsel in February 1995. Before joining the company, he was a senior partner at the New York law firm Davis Polk & Wardwell. Mr. Goldstone has been involved with the senior managements and boards of directors of a number of domestic and international corporations on major financial transactions and restructurings. He has served at various times as a close advisor to R
R Nabisco management and its board of directors since 1978.

         "Steve is ideally suited to be chief executive officer of R
R
Nabisco," Mr. Harper said. "He has played a major role in developing the company's business plans and financial strategies since coming here. Steve's business judgment, financial perspective and strong relationships with the operating businesses make him the perfect complement to ohn Greeniaus and im
ohnston, who manage the food and tobacco companies, respectively, and join Steve in R
R Nabisco's office of the chief executive."

         "R
R Nabisco is a company with tremendous potential and a terrific future," said Mr. Goldstone. "Since I became an officer of the company, I've had an opportunity to become involved in most aspects of the company's operations domestically and internationally. The efforts Mike has led to establish a strong financial and operating platform for the company make my job a lot easier. We've finally got debt down to a manageable level that enables us to focus on building our businesses. The domestic tobacco company is showing signs of stability in market share for the first time in many years, the international tobacco company is renewing its strong growth trend, and the food company is rolling out a steady stream of new products and entering new international markets."

         Mr. Harper noted that the company is well positioned for an orderly management succession. "I've worked with the board to develop management strength at R
R Nabisco and to structure the company for a successful senior management transition," he said. "This is as talented a management group as I've ever worked with. I look forward to working with Steve and the office of the chief executive on strategic issues and a number of major business opportunities."

         R
R Nabisco completed a major restructuring in the first half of 1995 that resulted in the initial public offering of a 19.5 percent interest in its Nabisco Holdings food unit. Nabisco now has its own separate debt of approximately $4.5 billion and R
R Nabisco, on a "stand-alone" basis, is left with approximately $5.5 billion of debt, down from more than $14 billion just two-and-a-half years ago.

         "All in all, I feel pretty good about where the company is headed and the team that is leading it into the future. I am confident the company will be able to clearly demonstrate its substantial capacity for future earnings growth," Mr. Harper said.

         Mr. Goldstone graduated from New York University Law School in 1970 and the University of Pennsylvania in 1967.

         R
R Nabisco Holdings Corp. is the parent company of R
R Nabisco,
Inc., an international consumer products company.  R
R Nabisco's major
operating companies are R.
 . Reynolds Tobacco Company, R.
 . Reynolds Tobacco
International, Inc., and Nabisco Holdings Corp., in which R
R Nabisco has 80.5
percent ownership.